EXHIBIT 99


            Dragon Pharmaceutical Announces Proposed Private Offering

Vancouver- March 30, 2005. Dragon  Pharmaceutical  Inc. (TSX: DDD; OTC BB: DRUG;
BBSE: DRP) announces that it proposes to offer on a best efforts basis up to $25 million of its securities in a private placement to accredited investors. The type of securities, price and completion of the proposed private placement will depend on, among other things, market conditions. It is anticipated that the proceeds from the private placement will be used to serve as the working capital to ramp up the production of the newly operated Chemical division, to improve the Company's financial structure and to fund the Company's EPO market development in Europe as well as the relocation of the Biotech facility within China. The securities proposed to be offered in the private placement will not be registered under the Securities Act or any state securities laws, and unless they are so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

About Dragon Pharmaceutical Inc.

On January 12, 2005, Dragon completed the acquisition of Oriental Wave Holding Limited. As a result of the acquisition, Dragon has transformed itself into a diversified generic pharmaceutical diversified and growth oriented pharmaceutical company with three key business units: Chemical division for bulk pharmaceutical chemical (Clavulanic Acid and 7-ACA), Biotech division for recombinant drugs (EPO and G-CSF) and Pharma division for prescription and over-the-counter drugs.

For further information please contact:
Dragon Pharmaceutical Inc.
Garry Wong, CFA, IMBA
Telephone: +1-(604)-669-8817 or North America Toll Free: 1-877-388-3784
Email: irdragon@dragonpharma.com
Website: www.dragonpharma.com

or

Renmark Financial Communications Inc.
John Boidman : jboidman@renmarkfinancial.com
Sylvain Laberge : slaberge@renmarkfinancial.com
Media - Cynthia Lane : clane@renmarkfinancial.com
Telephone: +1-(514) 939-3989
Website: www.renmarkfinancial.com

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.


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Cautionary  Statement:  The Company's  statements in this press release that are
not  historical  facts,  and  that  relate  to  future  plans  or  events,   are
forward-looking   statements  within  the  meaning  of  the  Private  Securities
Litigation Reform Act of 1995. These forward-looking statements include the Company's intention to raise proceeds through the proposed offering and sale of its securities. There can be no assurance that the Company will complete the proposed offering on the anticipated terms or at all. The Company's ability to complete the proposed offering will depend on, among other things, market conditions. The Company does not undertake the obligation to publicly revise these forward looking statements to reflect subsequent events or circumstances.

Readers should carefully review the risk factors and other factors described in its periodic reports with the Securities and Exchange Commission.




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